Registration No. 333-111016

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1
ON FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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MIDWEST AIR GROUP, INC.
(formerly known as Midwest Express Holdings, Inc.)
(Exact name of registrant as specified in its charter)

Wisconsin	39-1828757
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154
(414) 570-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal e

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Timothy E. Hoeksema
Chairman, President and Chief Executive Officer
Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154
Phone: (414) 570-4000/Fax: (414) 570-0080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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with a copy to:
Patrick G. Quick
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Phone: (414) 271-2400/Fax: (414) 297-4900

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        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    |_|

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        This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c) may determine.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to Form S-1 (Registration No. 333-111016) on Form S-3 is being filed to convert the Registration Statement on Form S-1, filed on December 9, 2003, as amended on January 7, 2004 (the “S-1 Registration Statement”), into a Registration Statement on Form S-3. The S-1 Registration Statement relates to 38 warrants to purchase an aggregate of 1,571,467 shares of the Registrant’s common stock, par value $0.01 per share, with attached preferred share purchase rights, and 1,571,467 shares of the Registrant’s common stock, par value $0.01 per share, with attached preferred share purchase rights, issuable upon exercise of the warrants to be offered from time to time for the account of certain selling shareholders.

Subject to Completion – Dated April 8, 2004

Prospectus

Warrants to Purchase an Aggregate of 1,571,467 Shares of Common Stock
and
1,571,467 Shares of Common Stock Issuable Upon Exercise of the Warrants

MIDWEST AIR GROUP, INC.

COMMON STOCK

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        This prospectus relates to warrants to purchase an aggregate of 1,571,467 shares of our common stock and 1,571,467 shares of our common stock issuable upon exercise of the warrants. This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the warrants. We are registering the warrants and the shares of common stock issuable upon exercise of the warrants for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or successors. In addition, we may use this prospectus in connection with the issuance by us from time to time of the shares of common stock issuable upon exercise of the warrants, provided that the warrant holder is not the initial warrant holder or a warrant holder who acquired the warrants from the initial warrant holder in a private transaction or series of private transactions.

        We will not receive any proceeds from the resale of the warrants or the shares of common stock issuable upon exercise of the warrants by the selling securityholders. Upon the exercise of the warrants, we will receive cash proceeds of $4.72 per share (such price subject to adjustment) unless, if applicable, the warrant holders elect to effect a net exercise or pay the exercise price by canceling debt. We have paid the expenses of preparing this prospectus and the related registration statement.

        The selling securityholders may sell the warrants or the shares issuable upon exercise of the warrants from time to time in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell the warrants and the shares of common stock issuable upon exercise of the warrants through ordinary brokerage transactions or through any other means described in the section entitled “Plan of Distribution” beginning on page 16.

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        Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors in the section entitled “Risk Factors” beginning on page 2.

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        Our common stock is traded on the New York Stock Exchange under the symbol “MEH.” On April 5, 2004, the last reported sales price of our common stock was $4.70 per share.

        Our principal executive offices are located at 6744 South Howell Avenue, Oak Creek, Wisconsin 53154, and our telephone number at that address is (414) 570-4000.

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        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the sale of the common stock or determined that the information in this prospectus is accurate and complete. It is illegal for any person to tell you otherwise.

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        The date of this prospectus is April ___, 2004.

TABLE OF CONTENTS

Prospectus Summary	1	Plan of Distribution	16
Risk Factors	2	Experts	18
Forward-Looking Statements	7	Where You Can Find More Information	18
Use of Proceeds	8	Incorporation Of Certain Documents By
Selling Securityholders	8	Reference	18
Description of Warrants	13

        This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling securityholders named in this prospectus may from time to time sell the securities described in this prospectus.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

        We have registered the following trademarks, which are used in this prospectus: “Midwest Airlines,” “Skyway Airlines” and “Midwest Connect.” In this prospectus, we use the terms “company,” “we,” “us” and “our” to refer to Midwest Air Group, Inc. In this prospectus “Midwest” or “Midwest Airlines” refer to Midwest Airlines, Inc., and “Midwest Connect” or “Skyway” refer to Skyway Airlines, Inc.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. For a more complete understanding of us and this offering of our common stock, we encourage you to read this prospectus in its entirety and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus or that we incorporate in this prospectus by reference.

Company	We are a holding company. Our principal subsidiary is Midwest
Airlines, Inc. Midwest Airlines operates a passenger jet airline that serves major destinations throughout the United States from Milwaukee,
Wisconsin, and Kansas City, Missouri. Skyway Airlines, Inc., doing business as Midwest Connect, is a wholly owned subsidiary of Midwest
Airlines. Skyway Airlines serves as our regional airline.
We currently have three principal product offerings: (1) Midwest
Airlines Signature Service, which is Midwest Airlines' traditional product, a single-class, premium service passenger jet airline that caters to business travelers and serves 15 major destinations in the
United States from bases of operations in Milwaukee, Wisconsin, and
Kansas City, Missouri. (2) In August 2003, we introduced our new low-fare Midwest Airlines Saver Service to high-volume,
leisure-oriented destinations out of Milwaukee. (3) Midwest Connect builds feeder traffic and provides regional scheduled passenger service to cities primarily in the Midwest.
Our principal executive offices are located at 6744 South Howell
Avenue, Oak Creek, Wisconsin 53154-1402, and our telephone number is
(414) 570-4000. Our web site is www.midwestairlines.com. Information contained on our web site is not incorporated by reference into this prospectus, and you should not consider information on our web site as part of this prospectus.
Warrants being registered	The warrants are currently exercisable for an aggregate of 1,571,467 shares of common stock. The warrants expire on August 19, 2013.
Warrants outstanding as of December 29, 2003	38
Common stock being registered	1,571,467 shares
Common stock outstanding as of March 5, 2004	17,406,601 shares
Use of proceeds	We will not receive any proceeds upon the sale of the warrants or the shares of common stock offered in this prospectus by the selling securityholders. Upon the exercise of the warrants, we will receive cash proceeds of $4.72 per share (such price subject to adjustment)
unless, if applicable, the warrant holders elect to effect a net exercise or pay the exercise price by cancellation of debt. We intend to use any proceeds from the exercise of the warrants, after deduction of any related expenses, for working capital and general corporate purposes.
New York Stock Exchange symbol	MEH

RISK FACTORS

        You should carefully consider the risk factors discussed below (such risk factors may from time to time be amended, supplemented or superseded by other filings that we make with the Securities and Exchange Commission in the future) and the risk factors discussed in any other documents that we incorporate by reference into this prospectus (such risk factors may from time to time be amended, supplemented or superseded by other filings that we make with the SEC in the future). The risks and uncertainties described below are not only the only ones that we face. Additional risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

Risks Related to Us and to the Commercial Airline Industry

Business may be harmed if we cannot benefit from premium pricing.

        The reduction in the demand for air travel, particularly business travel, and the growing use of travel substitutes such as audio, video and Web conferencing have affected fares throughout the airline industry. Greater cost sensitivity on the part of travelers, especially business travelers, and increasing competition from low-cost carriers have reduced pricing power among airlines. At the same time, the increase in pricing transparency resulting from the use of the Internet has enabled cost-conscious customers to more easily obtain the lowest fare on any given route. In addition, we must now compete with carriers that are reorganizing or have reorganized under the protection of Chapter 11 of the United States Bankruptcy Code. Historically, air carriers involved in Chapter 11 reorganizations have undertaken substantial fare discounting to maintain cash flows and enhance customer loyalty. There can be no assurance that attempts to increase fares will be successful. Our business strategy involves premium pricing on Signature Service routes, and it is possible that premium pricing in the airline industry will not recover. If premium pricing does not recover, then our business and financial results would suffer.

Customer loyalty may be affected due to diminishing product differentiation.

        Our business strategy includes a premium travel experience at fares that cater to business and leisure travelers. We seek to differentiate ourselves through better customer service throughout the customer’s travel experience. Due to the current state of the airline industry in general, and our current state, we have been forced to reduce or suspend some of the amenities that helped us achieve differentiation. For example, complimentary inflight meal service has been reduced to beverages, snacks and cookies, with buy-onboard dining service. Given these changes, there can be no assurance that customers will perceive any differentiation from other airlines and remain loyal to us. Any loss of customers due to diminishing product differentiation could harm business.

The September 11, 2001 terrorist attacks seriously harmed business and may further harm it in the future.

        The terrorist attacks of September 11, 2001 materially impacted and continue to impact the airline industry. Concerns about further terrorist attacks have had a negative impact on air travel demand. In addition, security procedures introduced at airports since the attacks have increased – both in reality and in customer perception – the inconvenience of air travel, leading to further reduction in demand.

Increased competition could harm business.

        Midwest Airlines competes with other air carriers on all routes that it serves. Many of Midwest Airlines’ competitors have elaborate route structures that transport passengers to their hub airports, permitting them to compete in Midwest Airlines’ markets by offering multiple routings. In some markets, Midwest Airlines and Midwest Connect also compete against ground transportation.

        As a result of the introduction of Saver Service, Midwest Airlines expects it will compete with other low-fare carriers in ways that are different from its Signature Service. Among other things, it will compete more clearly on the basis of fare levels. There is no assurance it will be able to compete successfully on these bases.

There are risks associated with Midwest Airlines’ ongoing purchases of Boeing 717 aircraft.

        Midwest Airlines currently has a firm purchase order for 25 Boeing 717 aircraft and options to purchase up to 25 additional Boeing 717s at pre-negotiated prices. Midwest Airlines took delivery of the first Boeing 717 on February 28, 2003, and 13 more through March 2004. From March 2004 onward, we will take delivery of a Boeing 717 approximately once per quarter until deliveries conclude in October 2006. The new Boeing 717s have replaced Midwest Airlines’ fleet of DC-9s. Among other risks, the acquisition of these aircraft involves the following:

•	The acquisition will significantly affect cost structure by adding higher fixed costs because the Boeing 717 aircraft will have higher ownership costs (i.e., purchase costs and lease payment expenses) than the DC-9 aircraft they are replacing. Midwest Airlines believes that benefits of Boeing 717 aircraft include greater fuel efficiency, lower maintenance costs, improved dispatch reliability, increased aircraft utilization and reduced regulatory compliance costs. Midwest Airlines also believes it will realize higher revenues through increased utilization and because demand for air travel will increase because it is using these aircraft. While Midwest Airlines believes the combined effect of these higher revenues and reduced costs will offset the higher ownership costs, there can be no guarantee that will be the case. Further, it will be relying on benefits that are variable in nature to offset fixed costs. To date, the Boeing 717 program has realized certain benefits, such as higher fuel efficiency. However, it is too early to determine the full effect of the program as the aircraft has been in the fleet less than one year.

•	Midwest Airlines is dependent on Boeing to enable it to acquire the Boeing 717s. Under the terms of the financing agreement with Boeing, Boeing is able to terminate its financing commitment if it deems we have experienced a material adverse change. If Boeing exercises this termination right or is otherwise unwilling or unable to perform its contractual obligations, then Midwest Airlines would have to find another supplier for aircraft. There can be no assurance Midwest Airlines could purchase aircraft in the same time frame as it currently expects or at comparable prices. In addition, if Boeing terminates its relationship with Midwest Airlines, Midwest Airlines would incur substantial transition costs, such as costs associated with employee retraining.

•	Due to the number of Boeing 717 aircraft Midwest Airlines intends to have in its fleet, it would be vulnerable if any design defect or mechanical problem becomes associated with the Boeing 717 aircraft or if there is adverse public perception of these aircraft.

•	If there are not markets in which Midwest Airlines can employ its Boeing 717s, it may have excess aircraft in its fleet.

Increases in fuel costs would harm business.

        Fuel costs constitute a significant portion of our total operating costs. Accordingly, significant increases in fuel costs would harm our financial condition and results of operations. For the year ended December 31, 2003, a one-cent increase in the price per gallon of fuel expense would have increased fuel expenses by $800,000. Historically, fuel costs have been subject to wide price fluctuations based on geopolitical issues and changes in supply and demand. Fuel availability is also subject to periods of market surplus and shortage, and is affected by demand for both home heating oil and gasoline. Because of the effect of these events on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with any degree of certainty. In the event of a fuel supply shortage, higher fuel prices or the curtailment of scheduled service could result. There can be no assurance that increases in the price of fuel can be offset with higher fares or surcharges.

        In addition, although we periodically manage the price risk of fuel by purchasing commodity options that establish ceiling prices and partially protect against significant increases in fuel prices, these options do not protect against ordinary course price increases and are limited in fuel volume and duration. We periodically hedge fuel prices by entering into short-term option cap agreements in an attempt to reduce exposure to substantial jet fuel price fluctuations. There can be no assurance that attempts to manage this risk are sufficient to protect against increases in the price of fuel due to inadequate fuel supplies or otherwise.

Changes in government regulation imposing additional requirements and restrictions on operations could increase operating costs andresult in service delays and disruptions.

        Airlines are subject to extensive regulatory and legal requirements, both domestically and internationally, that involve significant compliance costs. For example, on November 19, 2001, the President signed into law the Aviation and Transportation Security Act, which federalizes substantially all aspects of civil aviation security and requires, among other things, the implementation of security measures, such as the requirement that all passenger bags be screened for explosives. Funding for airline and airport security under the law is primarily provided by a new $2.50 per enplanement ticket tax, with authority granted to the Transportation Security Administration to impose additional fees on air carriers if necessary to cover additional federal aviation security costs. Implementation of the requirements of the act resulted in increased costs for passengers and us.

        In addition to increased costs, the security measures required to be implemented under the Aviation Security Act, as well as additional security measures that the Federal Aviation Administration has implemented, have resulted in a longer check-in process for passengers and caused delays and disruptions in airline service, resulting in customer frustration and reducing demand for airline travel.

        Additional laws, regulations, taxes, and airport rates and charges have been proposed periodically that could significantly increase the cost of airline operations or reduce demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. There can be no assurance that these and other laws or regulations enacted in the future will not harm business.

An unfavorable resolution of our exemption from Wisconsin ad valorem property taxes could harm the business.

        On November 7, 2003, a Dane County, Wisconsin, circuit court, in an action brought by Northwest Airlines, Inc., declared invalid the Wisconsin statute that provides the hub airline exemption from Wisconsin ad valorem property taxes. Savings to us from the exemption have been approximately $2.0 million annually. However, we estimate savings could be as high as $7.0 million annually by 2010. We are working with the State of Wisconsin on an appeal or other action to reduce or eliminate the potential effect of the decision. We believe there will be no retroactive impact of the decision.

We may be unable to compete effectively against airlines with greater financial resources or lower operating costs.

        The airline industry is characterized generally by low profit margins and high fixed costs, primarily for personnel, debt service and rent. The expenses of an aircraft flight do not vary significantly with the number of passengers carried, and as a result, a relatively small change in the number of passengers or in pricing could have a disproportionate effect on an airline’s operating and financial results.

        In addition, the airline industry is highly competitive and particularly susceptible to price discounting because airlines incur only nominal costs to provide service to passengers occupying otherwise unsold seats. We currently compete with other airlines on most of our routes. Many of these airlines are larger and have significantly greater financial resources and name recognition or lower operating costs.

The airline industry tends to experience adverse financial results during general economic downturns.

        Since a substantial portion of air travel is discretionary, the industry tends to experience adverse financial results during general economic downturns. The airline industry has been experiencing a decline in passenger traffic, particularly traffic by business travelers, due to slower general economic conditions. Soft economic conditions continue to put pressure on the profitability of the industry. Any general decline in passenger traffic may harm our business. Any decline in traffic by business travelers may have a greater impact on us than on many of our competitors because we believe a greater percentage of our passengers are business travelers.

Our business is heavily dependent on the Milwaukee market, and a reduction in demand for air travel in this market could harm business.

        A substantial percentage of our flights have Milwaukee as their origin or destination. As a result, we remain largely dependent on the Milwaukee market, and a reduction in its share of the Milwaukee market or reduced passenger traffic to or from Milwaukee could have a material adverse effect on business.

Our indebtedness could adversely affect our financial health.

        Our indebtedness could have important consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring that a portion of cash flow from operations be used for the payment of interest on debt, thereby reducing the ability to use cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting the ability to obtain additional financing to fund future working capital, capital expenditures and general corporate requirements;

•	limiting flexibility to plan for or react to changes in business and the airline industry; and

•	placing us at a competitive disadvantage to our competitors who have less indebtedness.

Risks Related to Our Common Stock

Exercise of warrants and options, and conversion of notes, will dilute the ownership interest of existing shareholders.

        The shares issuable upon the exercise of warrants we have issued to our aircraft lessors and lenders, the shares issuable upon exercise of the options that we have agreed to issue to our employees, pursuant to our all-employee stock option plan, and the shares of common stock issuable upon conversion of our $25,000,000 6.75 % convertible senior secured notes due October 1, 2008 will dilute the ownership interests of existing shareholders.

Shares eligible for future sale may cause the market price for our common stock to drop significantly, even if our business is doing well.

        We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. Shares issuable upon exercise of warrants we have issued to our aircraft lessors and lenders, shares issuable to our employees upon exercise of our employee options, shares issuable upon exercise of our convertible senior secured notes or other shares of our common stock that we issue in the future may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. In addition, the existence of the warrants, options and convertible senior secured notes may encourage short selling by market participants.

Our common stock could be delisted by the New York Stock Exchange if we do not comply with its continued listing standards.

        Our common stock is listed on the New York Stock Exchange, or NYSE. One of the NYSE’s continued listing standards requires an average total market capitalization of publicly tradeable shares for each trading-day over a consecutive 30 trading-day period of not less than $50 million and average shareholders equity for each trading-day over the same period of not less than $50 million. As of the close of business on April 7, 2004, the aggregate market value of our common stock held by non-affiliates was $75,615,677, and on February 29, 2004 our shareholders’ equity was approximately $117.0 million. Although we are currently in compliance with the NYSE standards, a prolonged reduction in the trading price of our common stock could cause us to fall out of compliance and result in the subsequent delisting of our common stock by the NYSE.

        Delisting of our common stock could cause a reduction in the liquidity of an investment in our common stock. Delisting also could reduce the ability of holders of our common stock to purchase or sell our securities as quickly and inexpensively as they would have been able to do had our common stock remained listed. This lack of liquidity also could make it more difficult for us to raise capital in the future.

If holders of our common stock wish to remove directors or effect a merger, then provisions of our charter and bylaws, RightsAgreement and Wisconsin law may hinder their ability to remove directors or complete a merger.

        Provisions of our charter and bylaws may delay or frustrate the removal of incumbent directors and may prevent or delay a merger, tender offer or proxy contest involving our company that is not approved by our board of directors, even if the events may be beneficial to the interests of shareholders. In addition, in 1996 our board of directors adopted a Rights Agreement, dated February 14, 1996, as amended, between us and American Stock Transfer & Trust Company, that may have anti-takeover effects by delaying, deferring or preventing an unsolicited acquisition proposal, even if the proposal may be beneficial to the interests of shareholders. Further, the Wisconsin Business Corporation Law contains provisions that may have the effect of delaying or making more difficult attempts by others to obtain control of our company without the approval of our board of directors.

FORWARD-LOOKING STATEMENTS

        We make certain statements in this prospectus that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act, and we are including this statement for purposes of those safe harbor provisions. In particular, these forward-looking statements may be found in the section of this prospectus entitled “Risk Factors,” and generally include all statements other than statements of historical fact, including statements regarding our future financial position, business strategy, projected revenues and expenses, expected regulatory actions and plans and objectives of management for future operations. We use words such as “may,” “will,” “intend,” “anticipate,” “believe,” or “should” and similar expressions in this prospectus to identify forward-looking statements.

        These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by those forward-looking statements. Among such risks, uncertainties and other factors that may impact us are those described in “Risk Factors” and the following:

•	our ability to generate sufficient cash flows to meet obligations on a timely basis;

•	uncertainties concerning ongoing financing for operations, including the ability to finance the acquisition of new aircraft;

•	uncertainties related to general economic factors;

•	industry conditions;

•	labor relations;

•	scheduling developments;

•	government regulations, including increased costs for compliance with new or enhanced government regulations;

•	increases in insurance costs;

•	aircraft maintenance and refurbishment schedules;

•	potential delays related to acquired aircraft;

•	increases in fuel costs or the failure of fuel costs to decline;

•	resolution of Wisconsin ad valorem property tax exemption;

•	interest rate fluctuations;

•	increased costs for security-related measures;

•	potential aircraft incidents and other events beyond our control, including traffic congestion and weather conditions; and

•	terrorist attacks or fear of terrorist attacks and other world events, including U.S. military involvement in overseas operations.

        We caution you not to place undue reliance on these forward-looking statements, which we have made as of the date of this prospectus. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in our Securities and Exchange Commission filings. We make no commitment to disclose any revisions to the forward-looking statements as a result of facts, events or circumstances after the date of this report.

USE OF PROCEEDS

        The selling securityholders will receive all of the proceeds from their sale of the warrants or the shares of common stock issuable upon exercise of the warrants offered by this prospectus. Upon the exercise of the warrants, we will receive cash proceeds of $4.72 per share (such price subject to adjustment) unless, if applicable, the warrant holder elects to effect a net exercise or pay the exercise price by cancellation of debt. If all of the warrants were exercised for cash proceeds, then we would receive an aggregate of $7,417,324. We intend to use any proceeds from the exercise of the warrants, after deduction of any related expenses, for working capital and general corporate purposes. There can be no assurance that any warrants will be exercised for cash proceeds.

SELLING SECURITYHOLDERS

        We offered and sold the warrants to the selling securityholders or their predecessors in a private placement transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended. We are registering, pursuant to the registration statement of which this prospectus is a part, the warrants and all 1,571,467 shares of our common stock issuable upon exercise of the warrants on behalf of the selling securityholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus). We are registering the warrants and the shares of common stock to permit the selling securityholders to offer these securities for resale from time to time. The selling securityholders may sell all, some or none of the warrants or shares of common stock covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the respective selling securityholders. For more information, see “Plan of Distribution.”

        Information respecting material relationships that a selling securityholder has had with us within the three years prior to December 29, 2003 is set forth in the tables below, including the footnotes to the tables. Information concerning the selling securityholders may change from time to time, and we may in our discretion supplement or amend this prospectus to reflect these changes, in accordance with applicable law. When a selling securityholder transfers securities to a donee, pledgee, successor or other person to whom the selling securityholder transfers securities other than for value, and such transfer is not pursuant to this prospectus, we may in our discretion supplement or amend this prospectus to include such transferee as an additional named selling securityholder, in accordance with applicable law. To the extent permitted by applicable law, this prospectus will cover sales by such transferees.

        The table below lists the selling securityholders and information regarding their ownership of warrants as of December 29, 2003:

SELLING SECURITYHOLDER	NUMBER OF SHARES OF COMMON STOCK FOR WHICH WARRANTS BENEFICIALLY OWNED PRIOR TO THIS OFFERING ARE EXERCISABLE (1)	NUMBER OF SHARES OF COMMON STOCK FOR WHICH WARRANTS BEING OFFERED HEREBY ARE EXERCISABLE (1)	WARRANTS BENEFICIALLY OWNED AFTER OFFERING (2)
			NUMBER	PERCENTAGE (3)
Banc of America Leasing & Capital, LLC (4)	159,661	159,661	0	*
Banc One Leasing Corporation (5)	21,214.80	21,214.80	0	*
Information Leasing Corporation (6)	46,201.11	46,201.11	0	*

Kimberly-Clark Corporation (7)	50,601.23	50,601.23	0	*
Kreditanstalt fur Wiederaufbau (8)	389,566.55	389,566.55	0	*
M&I First National Leasing Corp. (9)	307,850.30	307,850.30	0	*
Siemens Financial Services, Inc. (10)	82,816.29	82,816.29	0	*
The Fifth Third Leasing Company (11)	136,874.73	136,874.73	0	*
Transamerica Aviation LLC (12)	20,586.21	20,586.21	0	*
U.S. Bancorp Equipment Finance, Inc. (13)	298,264.35	298,264.35	0	*
Wells Fargo Bank Northwest, N.A. (14)	57,829.96	57,829.96	0	*

*	0%

(1)	The number of shares of common stock for which a warrant is exercisable varies from warrant to warrant. The amounts in these columns reflect the aggregate number of shares for which all of the warrants that the selling securityholder holds are exercisable as of December 29, 2003.

(2)	Assumes that the securityholder disposes of all of the warrants covered by this prospectus and does not acquire or dispose of any additional warrants. However, the selling securityholders are not representing that any of the warrants covered by this prospectus will be offered for sale, and the selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of warrants.

(3)	Assumes that all of the warrants are disposed of in the offering and that none remain outstanding.

(4)	The selling securityholder is the lessor of five aircraft leased to Midwest Airlines, Inc., a wholly-owned subsidiary of the company, and two aircraft leased to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc.

(5)	The selling securityholder is the lessor of five aircraft leased to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc., which is a wholly-owned subsidiary of the company. Bank One, NA, an affiliate of the selling securityholder, was a party to the company’s Senior Secured Revolving Credit Agreement, dated August 31, 2001, as amended, which has been terminated.

(6)	The selling securityholder is an affiliate of The Provident Bank. At the date of the initial sale of the warrants, the selling securityholder was the owner of two aircraft leased to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc., which is a wholly-owned subsidiary of the company. Between the date of such initial sale and the date hereof, the selling securityholder sold each such aircraft (subject to the applicable lease). The warrants were not sold in connection with such transaction.

(7)	The selling securityholder is the guarantor with respect to three aircraft leased to Midwest Airlines, Inc. John F. Bergstrom is a director of the company and of Kimberly-Clark Corporation.

(8)	The selling securityholder is the lender with respect to three aircraft owned by Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc., which is a wholly-owned subsidiary of the company, and a loan participant in a leveraged lease financing of five aircraft to Skyway Airlines, Inc. The selling securityholder is also the lender under a revolving credit facility to Midwest Airlines, Inc. that expires in 2005, subject to certain extension provisions.

(9)	The selling securityholder is the lessor of five aircraft leased to Midwest Airlines, Inc., a wholly-owned subsidiary of the company. The leases for three of these aircraft were terminated early and the aircraft were returned to the selling securityholder. Midwest Airlines, Inc. has agreed to pay to the selling securityholder various lease termination fees in respect of the terminated leases. Timothy E. Hoeksema served as a director of Marshall & Ilsley Corporation, an affiliate of the selling securityholder, until March 2003. The company has entered into customary banking relationships with Marshall & Ilsley Bank, an affiliate of the selling securityholder. Marshall & Ilsley Bank was a party to the company’s Senior Secured Revolving Credit Agreement, dated August 31, 2001, as amended, which has been terminated.

(10)	The selling securityholder converted its financing from a mortgage financing to a single-investor lease financing as part of the company’s restructuring plan and is currently a beneficial owner of a certain aircraft and two aircraft engines leased to Midwest Airlines, Inc., a wholly-owned subsidiary of the company.

(11)	The selling securityholder is the lessor of one aircraft leased to Midwest Airlines, Inc., a wholly-owned subsidiary of the company, and an owner participant in a leveraged lease financing of one aircraft to Midwest Airlines, Inc. In connection with the leveraged lease transaction, Commerce Bank, N.A. has a security interest in a warrant representing the right to purchase 136,874.73 shares of common stock of the company, which security interest provides Commerce Bank, N.A. with the right to direct the disposition of such warrant and the underlying shares.

(12)	The selling securityholder was an owner participant of the owner trust that was leasing one aircraft to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc., which is a wholly-owned subsidiary of the company. The owner trust subsequently sold the lease to General Aviation Services, LLC on November 26, 2003. The selling securityholder has retained the warrant issued under the company’s restructuring plan.

(13)	The selling securityholder is the lessor of two aircraft leased to Midwest Airlines, Inc., a wholly-owned subsidiary of the company, and two aircraft leased to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc. U.S. Bank, N.A., an affiliate of the selling securityholder, was a party to the company’s Senior Secured Revolving Credit Agreement, dated August 31, 2001, as amended, which has been terminated. U.S. Bancorp Asset Management, an affiliate of the selling securityholder, participated on behalf of its clients in the company’s private placement of 1,882,353 shares of the company’s common stock for an aggregate purchase price of approximately $8 million, on November 25, 2003. U.S. Bancorp Asset Management has sole discretionary voting and investment authority over the accounts of its clients, and is therefore deemed to be the beneficial owner of 705,882 shares of the company’s common stock. These shares are not included in the table above.

(14)	The selling securityholder is the lessor of three aircraft leased to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc., which is a wholly-owned subsidiary of the company.

        The table below lists the selling securityholders and information regarding their ownership of common stock as of December 29, 2003:

SELLING SECURITYHOLDER	NUMBER OF SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING (1)	NUMBER OF SHARES BEING OFFERED HEREBY (1)	SHARES BENEFICIALLY OWNED AFTER OFFERING (2)
			NUMBER	PERCENTAGE (3)
Banc of America Leasing & Capital, LLC (4)	159,661	159,661	0	*
Banc One Leasing Corporation (5)	21,214.80	21,214.80	0	*
Information Leasing Corporation (6)	46,201.11	46,201.11	0	*
Kimberly-Clark Corporation (7)	50,601.23	50,601.23	0	*
Kreditanstalt fur Wiederaufbau (8)	389,566.55	389,566.55	0	*

M&I First National Leasing Corp. (9)	307,850.30	307,850.30	0	*
Siemens Financial Services, Inc. (10)	82,816.29	82,816.29	0	*
The Fifth Third Leasing Company (11)	136,874.73	136,874.73	0	*
Transamerica Aviation LLC (12)	20,586.21	20,586.21	0	*
U.S. Bancorp Equipment Finance, Inc. (13)	298,264.35	298,264.35	0	*
Wells Fargo Bank Northwest, N.A. (14)	57,829.96	57,829.96	0	*

*	0%

(1)	Assumes that prior to this offering the selling securityholder exercises all of the warrants held by such securityholder as of December 29, 2003 in full, at an exercise price per share of $4.72, and offers all of the shares of common stock pursuant to this offering.

This prospectus also covers any additional shares of common stock that become issuable upon any anti-dilution adjustment pursuant to the terms of the warrants and any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

(2)	Assumes that the securityholder disposes of all of the shares of common stock covered by this prospectus and does not acquire or dispose of any additional shares of common stock. However, the selling securityholders are not representing that any of the shares covered by this prospectus will be offered for sale, and the selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(3)	The percentage of common stock beneficially owned is based on the shares of common stock outstanding on November 28, 2003.

(4)	The selling securityholder is the lessor of five aircraft leased to Midwest Airlines, Inc., a wholly-owned subsidiary of the company, and two aircraft leased to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc.

(5)	The selling securityholder is the lessor of five aircraft leased to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc., which is a wholly-owned subsidiary of the company. Bank One, NA, an affiliate of the selling securityholder, was a party to the company’s Senior Secured Revolving Credit Agreement, dated August 31, 2001, as amended, which has been terminated.

(6)	The selling securityholder is an affiliate of The Provident Bank. At the date of the initial sale of the warrants, the selling securityholder was the owner of two aircraft leased to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc., which is a wholly-owned subsidiary of the company. Between the date of such initial sale and the date hereof, the selling securityholder sold each such aircraft (subject to the applicable lease). The warrants were not sold in connection with such transaction.

(7)	The selling securityholder is the guarantor with respect to three aircraft leased to Midwest Airlines, Inc. John F. Bergstrom is a director of the company and of Kimberly-Clark Corporation.

(8)	The selling securityholder is the lender with respect to three aircraft owned by Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc., which is a wholly-owned subsidiary of the company, and a loan participant in a leveraged lease financing of five aircraft to Skyway Airlines, Inc. The selling securityholder is also the lender under a revolving credit facility to Midwest Airlines, Inc. that expires in 2005, subject to certain extension provisions.

(9)	The selling securityholder is the lessor of five aircraft leased to Midwest Airlines, Inc., a wholly-owned subsidiary of the company. The leases for three of these aircraft were terminated early and the aircraft were returned to the selling securityholder. Midwest Airlines, Inc. has agreed to pay to the selling securityholder various lease termination fees in respect of the terminated leases. Timothy E. Hoeksema served as a director of Marshall & Ilsley Corporation, an affiliate of the selling securityholder, until March 2003. The company has entered into customary banking relationships with Marshall & Ilsley Bank, an affiliate of the selling securityholder. Marshall & Ilsley Bank was a party to the company’s Senior Secured Revolving Credit Agreement, dated August 31, 2001, as amended, which has been terminated.

(10)	The selling securityholder converted its financing from a mortgage financing to a single-investor lease financing as part of the company’s restructuring plan and is currently a beneficial owner of a certain aircraft and two aircraft engines leased to Midwest Airlines, Inc., a wholly-owned subsidiary of the company.

(11)	The selling securityholder is the lessor of one aircraft leased to Midwest Airlines, Inc., a wholly-owned subsidiary of the company, and an owner participant in a leveraged lease financing of one aircraft to Midwest Airlines, Inc. In connection with the leveraged lease transaction, Commerce Bank, N.A. has a security interest in a warrant representing the right to purchase 136,874.73 shares of common stock of the company, which security interest provides Commerce Bank, N.A. with the right to direct the disposition of such warrant and the underlying shares.

(12)	The selling securityholder was an owner participant of the owner trust that was leasing one aircraft to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc., which is a wholly-owned subsidiary of the company. The owner trust subsequently sold the lease to General Aviation Services, LLC on November 26, 2003. The selling securityholder has retained the warrant issued under the company’s restructuring plan.

(13)	The selling securityholder is the lessor of two aircraft leased to Midwest Airlines, Inc., a wholly-owned subsidiary of the company, and two aircraft leased to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc. U.S. Bank, N.A., an affiliate of the selling securityholder, was a party to the company’s Senior Secured Revolving Credit Agreement, dated August 31, 2001, as amended, which has been terminated. U.S. Bancorp Asset Management, an affiliate of the selling securityholder, participated on behalf of its clients in the company’s private placement of 1,882,353 shares of the company’s common stock for an aggregate purchase price of approximately $8 million, on November 25, 2003. U.S. Bancorp Asset Management has sole discretionary voting and investment authority over the accounts of its clients, and is therefore deemed to be the beneficial owner of 705,882 shares of the company’s common stock. These shares are not included in the table above.

(14)	The selling securityholder is the lessor of three aircraft leased to Skyway Airlines, Inc., a wholly-owned subsidiary of Midwest Airlines, Inc., which is a wholly-owned subsidiary of the company.

DESCRIPTION OF WARRANTS

        The following is a description of the warrants. We refer you to a copy of the form of warrant, which has been filed with the Securities and Exchange Commission.

General Discussion

        On August 19, 2003, we reached final agreements on renegotiating our finance agreements with 11 aircraft lessors and lenders to reflect current market conditions. The renegotiated aircraft finance agreements provided for the reduction of the present value of the old agreements by $60-70 million, reduced cash requirements by about $1.1 million per month and converted $24 million of short-term debt into long-term obligations exceeding 10 years at low interest rates. The lessors and lenders, in return for making the agreed to amendments to these finance agreements, received warrants to purchase, in the aggregate, 1,571,467 shares of our common stock at an exercise price of $4.72 (subject to adjustment pursuant to anti-dilution provisions), with certain protection from dilutive issuances of common stock. All of the lessors and lenders to whom warrants were issued were accredited investors (other than one lessor who qualified as a sophisticated investor due to its knowledge and experience in financial, business and investment matters, including the airline industry and businesses and operations of companies that operate in lines of business similar to ours) in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended. We issued warrants to acquire 1,571,467 shares of common stock in the aggregate, all of which are outstanding as of the date of this prospectus.

        The warrant holders are not entitled to any voting rights or other rights as a shareholder of the company. A warrant may only be amended with the consent of the company.

Exercise of Warrants

        All of the warrants are currently exercisable, but warrant holders may exercise their warrants only if there is an effective registration statement filed under the Securities Act of 1933 and the issuance of the common stock is made in accordance with said registration statement or the exercise of the warrants is exempt from the registration requirements of the Securities Act and any applicable state securities laws. Unless exercised earlier, the warrants will expire on August 19, 2013. The warrant holders may exercise the warrants in whole or in part, Generally, partial exercises of the warrants must be for a whole number of shares of common stock (in any event, fractional shares will not be issued, but will be paid out in cash).

        To exercise the warrants, the warrant holders must deliver a notice of exercise and the warrants to us and pay the exercise price. We must issue a stock certificate(s) to a warrant holder within three trading days of our receipt of the warrant(s) and duly executed notice of exercise and payment of the exercise price. Generally, the warrant holders must pay the exercise price in cash. However, the warrant holders may elect to pay the exercise price by canceling our obligations to the warrant holders under the “Basic Moratorium Notes” (as defined below).

        In connection with the final restructuring agreements with the aircraft lessors and lenders, our subsidiaries delivered promissory notes (the “Basic Moratorium Notes”) to the lessors and lenders. Each of the Basic Moratorium Notes was delivered pursuant to an agreement to amend the existing lease or financing agreements, as applicable (each, an “Agreement to Amend”), between (1) us and Midwest Airlines or Skyway Airlines, as the case may be; and (2) the lessor(s) or lender(s) party to the existing lease or financing agreements in question. Each of the Basic Moratorium Notes constitutes payment in full for any basic rent, principal and interest payments and any other regularly scheduled amounts due under such lease and financing agreements, as amended by the respective Agreement to Amend (collectively, the “Regularly Scheduled Payments”), that Midwest Airlines or Skyway Airlines, as the case may be, failed to pay to the lessor(s) or lender(s) during our payment moratorium from and including February 28, 2003 through and including August 30, 2003. The aggregate principal amount of the Basic Moratorium Notes is $7,533,000. Principal and interest on the Basic Moratorium Notes are payable, in arrears, in 36 monthly installments commencing on June 30, 2004. The Basic Moratorium Notes bear interest at 10% per annum.

        We will not issue fractional shares upon exercise of the warrants. As to any fractional shares that the warrant holder would otherwise be entitled to purchase from us upon such exercise, we will pay the warrant holder a cash adjustment for such fraction based on the market price of a share of common stock as of the date of the notice of exercise.

Transfer of Warrants

        The warrants are issued in registered form. We keep at our principal executive office a register in which we provide for the registration and transfer of the warrants. We register the name and address of the warrant holders in this register. Whenever the warrants are surrendered for transfer or exchange, in accordance with the terms of the warrants, at our expense, we will as promptly as practicable, and in any event within three trading days thereafter, execute and deliver in exchange therefor new warrants (registered in such name or names as may be requested by the holders of the surrendered warrants), exercisable for the same aggregate number of shares of common stock as that of the warrants so surrendered. We may treat the persons in whose names the warrants are registered as the owners of the warrants.

        To transfer the warrants, the warrant holders must deliver to us a notice of assignment, duly executed by the warrant holder (or its attorney) specifying that the warrants are being transferred in compliance with the transfer restrictions contained in the warrants. These restrictions allow a warrant holder to transfer warrants only if there is an effective registration statement filed under the Securities Act of 1933 and the transfer of the warrants is made in accordance with said registration statement or the transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws. Further, a warrant holder may transfer a warrant in part only if the transferee will receive a warrant that is immediately exercisable to acquire at least 10,000 shares of our common stock and the warrant holder retains rights under the applicable warrant to acquire at least 10,000 shares of our common stock.

Anti-Dilution Adjustments

        Upon the occurrence of one of the dilutive events specified below, the terms of the warrants require us to make an adjustment to the exercise price of the warrants and, in the case of Item 1 and Item 2 only, an adjustment to the total number of shares of common stock issuable upon exercise of the warrants and the aggregate number of shares issuable under warrants. For each warrant, the adjustment to the number of shares of common stock issuable is calculated by multiplying the unadjusted exercise price by the number of shares of common stock then issuable under the warrant and dividing the product by the adjusted exercise price so that the adjustment to the number of shares is proportionate to the adjustment in the exercise price.

1.	The exercise price and the number of shares issuable upon exercise of the warrant will be adjusted when we (1) declare a dividend or make a distribution payable in common stock, convertible securities or stock purchase rights; (2) split or combine our common stock; or (3) declare a dividend or make a distribution payable in cash, evidences of indebtedness or assets;

2.	The exercise price will be adjusted downward and the number of shares issuable upon exercise of the warrant increased when we issue or sell common stock at a price per share less than the then current exercise price or issue or sell convertible securities or stock purchase rights to acquire shares of common stock at a price per share less than the then current exercise price. This adjustment provision expires upon August 19, 2005. After August 19, 2005, we must insure that the warrant holders have any anti-dilution rights given by us to another person that are more favorable than the anti-dilution rights in the warrants.; or

3.	The exercise price will be adjusted downward when we consummate a tender or exchange offer to acquire common stock at a price per share in excess of the market price of a share of common stock on the day immediately following the day on which such tender or exchange offer expires.

        Pursuant to the terms of the warrants, we also will make an adjustment to the exercise price and the securities issuable upon exercise of the warrants if we effect (A) any reorganization or reclassification or recapitalization, (B) any consolidation or merger, (C) any share exchange or (D) the sale, transfer or other disposition of all or substantially all of our assets as a result of which holders of common stock become entitled to receive any securities and/or other assets of the company, any of its subsidiaries or any other person with respect to or in exchange for common stock.

PLAN OF DISTRIBUTION

        We are registering the warrants and the shares of common stock issuable upon exercise of the warrants to permit the resale of the warrants and the common stock by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by any selling securityholder of the warrants or the shares of common stock. We will bear all fees and expenses incident to our obligation to register the warrants and the shares of common stock, except that a selling securityholder will pay all applicable underwriting discounts and selling commissions, if any.

        Any selling securityholder may sell all or a portion of the warrants or the common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the warrants or common stock are sold through underwriters or broker-dealers, then the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. The warrants and the common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

        (1)     on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

        (2)     in the over-the-counter market,

        (3)     in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

        (4)     through the writing of options, whether the options are listed on an options exchange or otherwise,

        (5)     through the settlement of short sales;

        (6)     through a combination of such methods of sale; or

        (7)     through any other method permitted pursuant to applicable law.

        If a selling securityholder effects such transactions by selling warrants or shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholder or commissions from purchasers of the warrants or shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, a selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. A selling securityholder may also sell the shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. Each selling securityholder may also loan or pledge warrants or shares of common stock to broker-dealers that in turn may sell such securities.

        Each selling securityholder may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the warrants or shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. Each selling securityholder also may transfer and donate the warrants and shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

        Each selling securityholder and any broker-dealer participating in the distribution of warrants or the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the warrants or shares of common stock is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of the warrants and shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from each selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Under the securities laws of some states, the warrants and shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the warrants and shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling securityholder will sell any or all of the warrants or shares of common stock registered pursuant to the shelf registration statement of which this prospectus forms a part.

        Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the warrants or shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of warrants or the shares of common stock to engage in market-making activities with respect to the warrants or shares of common stock. All of the foregoing may affect the marketability of the warrants and shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the warrants and shares of common stock.

        We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions or fees of the selling securityholders. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution. We may be indemnified by a selling securityholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

        Once sold under the shelf registration statement, of which this prospectus forms a part, the warrants and shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549-0102, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s web site. The address of this site is http://www.sec.gov.

        We have filed with the Securities and Exchange Commission a post-effective amendment on Form S-3 to our registration statement (which term includes all amendments, exhibits and schedules thereto) on Form S-1 (Registration No. 333-111016) under the Securities Act of 1933, as amended, with respect to the shares offered by this prospectus. This prospectus is part of that post-effective amendment and, as allowed by Securities and Exchange Commissions rules, does not contain all the information set forth in the post-effective amendment and the exhibits to the post-effective amendment. The post-effective amendment may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-0102 and is available to you on the Securities and Exchange Commission’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

–	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

–	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003;

–	the description of our common stock contained in Item 4 of our Registration Statement on Form 8-B filed on May 2, 1996 and any amendments or reports filed for the purpose of updating such description; and

–	the description of our preferred share purchase rights contained in Item 1 of our Preferred Share Purchase Rights Registration Statement on Form 8-A filed on February 15, 1996 and any amendments or reports filed for the purpose of updating such description.

–	all documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154
(414) 570-4073
Attention: Sonya Martinez

*  *  *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

        This Post-Effective Amendment No. 1 to Form S-1 (Registration No. 333-111016) on Form S-3 is being filed to convert the Registration Statement on Form S-1, filed on December 9, 2003, as amended on January 7, 2004, into a Registration Statement on Form S-3. In connection with the Post-Effective Amendment, all of the information required in this Part II is being restated to conform to the requirements of Form S-3.

Item 14.    Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$600
New York Stock Exchange listing fee	$2,500
Accounting fees and expenses	$15,000
Legal fees and expenses	$20,000
Miscellaneous	$2,000
Total expenses	$40,100

        All of the above fees and expenses will be paid by the Registrant. Other than the Securities and Exchange Commission filing fee and New York Stock Exchange listing fee, all fees and expenses are estimated.

Item 15.    Indemnification of Directors and Officers.

        Pursuant to the Wisconsin Business Corporation Law and our By-Laws, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (i) to the extent such directors or officers are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance or expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, our directors are not subject to personal liability to us, our shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

        Under certain circumstances, we are required to advance expenses for the defense of any action for which indemnification may be available.

        We also maintain director and officer liability insurance against certain claims and liabilities which may be made against our former, current or future directors or officers.

        The indemnification provided by the Wisconsin Business Corporation Law and our By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

Item 16.    Exhibits.

        The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on April 8, 2004.

MIDWEST AIR GROUP, INC.
By: /s/ Timothy E. Hoeksema
Timothy E. Hoeksema
Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Timothy E. Hoeksema	Chairman, President and Chief Executive Officer	April 8, 2004
Timothy E. Hoeksema	and Director (Principal Executive Officer)
/s/ Robert S. Bahlman	Senior Vice President and Chief Financial	April 8, 2004
Robert S. Bahlman	Officer (Principal Accounting and Financial
Officer)
John F. Bergstrom*	Director	April 8, 2004
James G. Grosklaus*	Director	April 8, 2004
Ulice Payne, Jr.*	Director	April 8, 2004
Samuel K. Skinner*	Director	April 8, 2004

S-1

Elizabeth T. Solberg*	Director	April 8, 2004
Richard H. Sonnentag*	Director	April 8, 2004
Frederick P. Stratton, Jr.*	Director	April 8, 2004
David H. Treitel*	Director	April 8, 2004
John W. Weekly*	Director	April 8, 2004

*By:	/s/ Timothy E. Hoeksema Timothy E. Hoeksema Attorney-in-fact

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EXHIBIT INDEX

Exhibit
Number          Document Description

(3.1)	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-B filed May 2, 1996 (File No. 1-13934)).

(3.2)	By-laws of the Registrant as amended through April 29, 1999 (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-13934)).

(3.3)	Articles of Amendment relating to Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-B filed May 2, 1996 (File No. 1-13934)).

(3.4)	Articles of Amendment relating to increase in authorized shares and change of name (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-13934)).

(3.5)	Registrant’s Articles of Incorporation, as amended to April 8, 2004.

(4.1)	Rights Agreement, dated February 14, 1996, between the Registrant and U.S. Bank, National Association as successor in interest to Firstar Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed February 15, 1996 (File No. 1-13934)).

(4.2)	Amendment to the Rights Agreement, dated April 19, 1996, between the Registrant and U.S. Bank, National Association as successor in interest to Firstar Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-B filed May 2, 1996 (File No. 1-13934)).

(4.3)	Amendment to Rights Agreement, effective as of September 30, 2002, by and among U.S. Bank, National Association, the Registrant and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-13934)).

(4.4)	Registration Rights Agreement, dated as of September 29, 2003, by and among the Registrant and the investors named on the signature pages thereto (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed October 1, 2003 (File No. 1-13934)).

(4.5)	Registration Rights Agreement, dated as of September 29, 2003, by and among the Registrant and the investors named on the signature pages thereto (incorporated by reference to Exhibit 4.8 to the Registrant’s Current Report on Form 8-K filed October 1, 2003 (File No. 1-13934)).

(4.6)	Registration Rights Agreement, dated as of August 19, 2003, by and among the Registrant and the parties named on the signature pages thereto (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed September 5, 2003 (File No. 1-13934)).

(4.7)	Form of Common Stock Purchase Warrant, dated as of August 19, 2003, issued to the parties named on the signature pages to the related Registration Rights Agreement (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed September 5, 2003 (File No. 1-13934)).

(4.8)	Form of Convertible Senior Secured Note (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed October 1, 2003 (File No. 1-13934)).

(5)	Opinion of Foley & Lardner LLP (including consent of counsel).*

(10.1)	Securities Purchase Agreement, dated as of September 29, 2003, by and among the Registrant and the investors named on the signature pages thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed October 1, 2003 (File No. 1-13934)).

E-1

Exhibit
Number          Document Description

(10.2)	Form of Basic Moratorium Note (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed September 5, 2003 (File No. 1-13934)).

(10.3)	Securities Purchase Agreement, dated as of September 29, 2003, by and among the Registrant and the investors named on the signature pages thereto (incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K filed October 1, 2003 (File No. 1-13934)).

(23.1)	Consent of Deloitte & Touche LLP, Independent Auditors.

(23.2)	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).*

(24)	Power of Attorney relating to subsequent amendments.*

*Previously filed

E-2